Exhibit 99.1

GLOBAL FUTURE CITY HOLDING PURCHASES POWERDYNE REGIONAL CENTER AN EB-5 REGIONAL CENTER APPROVED BY THE USCIS FOR $250,000

MISSION VIEJO, Calif., March 30, 2015, Global Future City Holding Inc. (OTCQB: FTCY) (the “Company”) announced the purchase of Powerdyne Regional Center LLC (“Powerdyne Regional Center”), a designated EB-5 Regional Center approved by the U.S. Citizen and Immigration Service (“USCIS”). The aggregate purchase price for 100% of the membership interest of Powerdyne Regional Center is $250,000.00, of which $125,000.00 was funded on March 27, 2015. The balance will be paid in five quarterly installments of $25,000.00 with the payments due on April 1, 2015, July 1, 2015, October 1, 2015, January 1, 2016 and April 1, 2016. The Company filed a Current Report on Form 8-K with the Securities and Exchange Commission (“SEC”) on March 30, 2015 which describes the acquisition in detail.

Congress created the EB-5 program in 1990 to benefit the U.S. economy by attracting investments from qualified foreign investors. Under the program, each investor is required to demonstrate that at least 10 new jobs were created or saved as a result of the EB-5 investment, which must be a minimum $500,000 if the funds are invested and are at “risk” in certain high-unemployment or rural areas. In 1992, Congress enhanced the economic impact of the EB-5 program by permitting the designation of Regional Centers to pool EB-5 capital from multiple foreign investors for investment in USCIS-approved economic development projects within a defined geographic region. Today, approximately 95% of all EB-5 capital is raised and invested by Regional Centers.

An EB-5 Regional Center is an organization, designated and regulated by USCIS, which facilitates an investment in job-creating economic development projects by pooling capital raised under the EB-5 immigrant investor program. Regional Centers can be publicly owned, (e.g. by a city, state, or regional economic development agency), privately owned, or be a public-private partnership. Regional Centers use economic analysis models, including those developed by the U.S. Department of Commerce, to demonstrate that job creation targets required by law have been achieved. For investments made through Regional Centers, at least 10 direct, indirect or induced jobs must be created.

Mr. Pei, who will be the new CEO and Chairman of the Company once the previously announced Stock Purchase Agreement (“SPA”) is closed with Sky Rover Holdings Ltd. (“Sky Rover”), which negotiated and arranged the financing for the Powerdyne Regional Center purchase. Mr. Pei stated “I arranged for the purchase and funding of the EB-5 Regional Center prior to the closing of the Stock Purchase Agreement, because I felt the opportunity to use my international contacts as well as the 4,000,000 EGD crypto-assets deposited upon closing of the SPA was uniquely positioned to take advantage of large real-estate developments currently under negotiation. We will support the real-estate developments with investment from foreign investors through the EB-5 program which creates jobs and supports the U.S. economy.”

Mr. Pei has a Bachelor’s degree in International Economic Law from Nankai University, China and a Master’s degree in International Business Law from the University of Manchester, UK. Mr. Pei has been a consultant of Chinese law to global top 10 law firms. Mr. Pei served as Legal Counsel for Liberty & Co. Solicitors in London, UK, from 2002 to 2005. He was a lawyer with the Beijing Concord & Partners from 2005 to 2007, and then with Beijing office of the international law firm of Hogan Lovells from 2007 to 2008. He served as a Managing Partner with King & Bond Law Firm in Beijing from 2008 to 2010. Between 2010 to 2013, Mr. Pei served as the Co-founder and General Manager of Lawspirit Education Group Limited in Beijing, China. Mr. Pei is currently the National Senior Financial Planner of Chinese National Human Resources and the Ministry of Labor and Social Security, and Chairman and General Manager of Guangdong Wu Jie Business Union Technology Co., Ltd. Mr. Pei also serves as the Chief Operating Officer of Sky Holding.

About Global Future City Holding Inc.

Global Future City Holding, Inc. is currently a brand management company. Upon closing of the stock purchase transaction with Sky Rover, which is expected by early April 2015, the Company will have four wholly-owned subsidiaries. The Company’s IP Subsidiary markets and provides merchants with proprietary software calculating the Rewarded EGD a customer is eligible to receive. The Company’s Merchant Subsidiary will own (or partially own) and operate grocery stores, restaurants, and other similar ventures throughout Southern California that will give away Rewarded EGD to eligible customers for no additional consideration after customers purchase goods or services from these merchants. The Merchant Subsidiary will also operate an online merchant store that sells goods or services to consumers. The EGD Subsidiary will be a foreign entity that will sell four million EGD acquired in the SPA only to foreign individuals and entities located outside the United States. The Energy Drink Subsidiary will continue to market and sell the Company’s F.I.T.T. energy drinks to domestic and overseas markets, while participating in giving away Rewarded EGD as well. Additional information regarding EGD may be viewed at http://www.egoldcoin.com/index.html .

Information about Forward-Looking Statements

This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. The words "may," "would," "will," "expect," "estimate," "can," "believe," "potential" and similar expressions and variations thereof are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: the Company not pursuing digital currency because certain closing conditions in the Purchase Agreement with Sky Rover does not occur; thus the transaction with Sky Rover would not close, fluctuations in demand for the digital currency, the introduction and impact of new competitive products or digital currency, the Company’s ability to maintain customer and strategic business relationships, growth in targeted markets, and other information that may be detailed from time-to-time in the Company’s filings with the United States Securities and Exchange Commission. For a more detailed description of the risk factors and uncertainties affecting the Company, please refer to the Company's recent Securities and Exchange Commission filings, which are available at www.sec.gov. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Global Future City Holding, Inc.

Michael R Dunn

CEO

Office: (949) 582-5933

Email: miked@fittmail.com